August 30, 2012

Attached to this letter is an amended and restated version of the Contribution Agreement between Eos Petro, Inc. and Plethora Partners, LLC. The amended and restated version amends Section 1.3 of the original Contribution Agreement to accurately reflect the original understanding of the parties: pursuant to Section 1.3 of the amended and restated Contribution Agreement, Plethora Partners, LLC will be entitled to a one-time issuance of 6,500,000 shares of common stock of Eos Petro, Inc. upon the consummation of the first acquisition of any oil and gas assets or rights by Eos Petro, Inc.

By signing this cover and the attached amended and restated agreement, the undersigned parties hereby acknowledge that (i) they have read, understand and consent to the changes to the Contribution Agreement; and (ii) the original Contribution Agreement is superseded in its entirety by the attached amended and restated agreement.

EOS PETRO, INC.		PLETHORA PARTNERS, LLC

By:	/s/ Nikolas Konstant	By:	/s/ Nikolas Konstant
Nikolas Konstant
Chairman of the Board

AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

BY AND BETWEEN

PLETHORA PARTNERS LLC,

and

EOS PETRO, INC. (a Delaware corporation)

MAY 3, 2011

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT dated as of May 3, 2011 (the “Agreement”) by and among Plethora Partners LLC., a California Limited liability company (“Contributor”) and Eos Petro, Inc., a Delaware corporation (“EOS”), a corporation in formation.

WHEREAS Contributor or its principals have previously formed and operated a business to identify and develop oil, gas and other mineral properties (the “Business”);

WHEREAS Contributor wishes to form a corporation, EOS, to succeed to and carry on the Business;

WHEREAS Contributor wishes to capitalize EOS through contribution of its interest in the Business; and

WHEREAS, for federal income tax purposes, the contribution by Contributor of the Assets (as defined below) shall together constitute a transfer of property to a corporation (EOS) by Contributor solely in exchange for stock in EOS and immediately after the exchange Contributor is in control of EOS, as described in Section 351 of the Code (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CONTRIBUTION; CLOSING

1.1 Contributions. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Contributor hereby contributes to EOS (without further action or agreement) any and all right, title and interest in and to any and all properties, assets and other rights and interests in and to the Business (the “Assets”), including the Assets identified in Exhibit A hereto, in exchange for the issuance by EOS to or for the benefit of Contributor, as directed, of 24,999,000 shares of common stock of EOS.

1.2 Closing. Contributor shall as promptly as possible notify EOS when the conditions to Contributor’s obligations to complete the transactions contemplated by this Agreement have been satisfied or waived. The Closing shall take place at the offices of EOS at 10:00 a.m. Pacific time on the day the conditions set forth in Article VII (other than conditions involving actions which will take place at the Closing) shall have been satisfied or waived or at such other time, date and place as Contributor shall agree in writing. The date on which the Closing occurs is hereafter referred to as the “Closing Date.”

1.3 Future Conditional Issuance. It is the business purpose of EOS to acquire and operate oil and gas assets, and included in the Assets are rights to acquire oil and gas assets. EOS will require further material assistance from and services by Contributor to EOS to consummate the acquisition of the Assets. To compensate Contributor for such services, upon the consummation of the first acquisition of any oil and gas assets or rights by EOS that were included in the Assets, EOS agrees to issue to Contributor or its designee an additional 6,500,000 fully paid and non-assessable shares of common stock of EOS.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS TO EOS

Except as specifically set forth in the Contributor Disclosure Schedule, if any, delivered to EOS simultaneously with the execution hereof, Contributor represents and warrants to EOS that all of the statements contained in this Article II are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date. Each exception and each other response set forth in the Contributor Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such referenced section.

2.1 Organization of Entity Contributor. Plethora Partners LLC is a limited liability company duly organized under the laws of the state of California.

2.2 Authorization of Agreement. Plethora Partners LLC has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each individual contributor has all requisite power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by him or her at the Closing, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Plethora Partners LLC of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of Plethora Partners LLC This Agreement has been duly executed and delivered by Contributor and constitutes the legal, valid and binding obligation of Contributor, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

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2.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Contributor, or the consummation by Contributor of any of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the Organizational Documents of Plethora Partners LLC, (ii) require any Consent of any Governmental Entity, (iii) require any Consent of any other Person (including consents from parties to loans, Contracts, leases and other agreements to which Contributor or any affiliate of Contributor is a party), (iv) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, or (v) violate any Law, Order or Permit applicable to Contributor or any affiliate of Contributor or any of their properties or assets, excluding from the foregoing clauses (iii), (iv) and (v) such absences of required consents, violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect Contributor’s ability to consummate the Transaction.

2.4 No Investment Company. Neither Contributor nor any Person controlling, controlled by or under common control with Contributor is now or at any time since January 1, 2010 has been an investment company as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or required to be registered under the Investment Company Act, in each case, after giving effect to Rule 3a-2 thereunder. Immediately after giving effect to the closing of the Transaction, none of Contributor, EOS nor any Person controlling, controlled by or under common control with, Contributor will be an investment company as defined in Section 3(a) of the Investment Company Act, without giving effect to Rule 3a-2 thereunder.

2.5 Intellectual Property. To the Knowledge of Contributor, Contributor owns or otherwise has valid rights to use all Intellectual Property included in the Assets or any other Intellectual Property material to the Business as currently conducted. For purposes of this Agreement, “Intellectual Property” shall mean any and all of the following: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and patent applications (including any continuations, divisions, continuations-in-part, renewals, reissues, and applications for any of the foregoing), oil, gas and mineral reports, production reports, industrial design registrations and applications (including any renewals thereof); copyrights (including any registrations and applications therefor ); software; data; documentation; “mask works” (as defined under 17 USC § 901) and any registrations and applications for “mask works;” technology, trade secrets and other confidential information, knowhow, proprietary processes, formulae, algorithms, models and methodologies; and other property of like nature.

2.6 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Contributor.

2.7 Assets. Except as would reasonably not be expected to have a Material Adverse Effect on the Business, at the Closing EOS will own all tangible and intangible assets used in the conduct of the Business as presently conducted.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Funding of the EOS Business. During the period prior to the Closing Date, Contributor will provide its pro rata share of all expenses necessary to conduct the Business, in such amounts and at such times as is necessary or appropriate to the continuation of the Business.

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3.2 Conduct of the EOS Business. During the period from the date of this Agreement to the Closing Date, Contributor will conduct the operations of the Business in the ordinary course of business consistent with past practice and shall use all reasonable efforts to preserve intact its current business organizations, keep available the services of their current officers and employees, maintain its material contracts and preserve its relationships with clients, customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, or as agreed to in writing by Contributor, the parties with respect to the Business and EOS agree that:

(a)          Issuance of Securities. EOS will only issue securities as contemplated by this Agreement, shares issued for acquisition of oil and gas properties, options to purchase common stock issuable to outside directors of EOS and shares of preferred stock as contemplated by EOS’s draft private placement memorandum.

(b)          Restructuring. The parties acknowledge that it is the business intent of EOS to explore a going-public reorganization as soon as practicable after EOS’s acquisition of material oil and gas assets.

(c)          Governing Documents. Except for appropriate revisions to the EOS Certification of Incorporation and By-Laws to reflect the contributions made pursuant to this Agreement, the resulting issuances of common stock as contemplated herein, the securities issuances referenced in clause (a) above, and the reorganization referenced in clause (b) above, EOS shall not adopt any amendments to its Certificate of Incorporation or By-Laws, or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership or that of any EOS subsidiary without Contributor’s consent.

(d)          Intellectual Property. None of EOS, any EOS subsidiary, or Contributor (or any of their Affiliates) shall transfer or license to any Person any rights to Intellectual Property used primarily in the Business, other than to customers in the ordinary course of business.

(e)          No Agreements. None of EOS, any EOS subsidiary, or Contributor (or any of their Affiliates) shall enter into any Contract to do any of the foregoing.

ARTICLE IV

CERTAIN COVENANTS

4.1 Board Designees. The parties shall cause the Board of Directors of EOS (the “Board”) immediately following the Closing to consist of Nikolas Konstant.

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4.2 Investment Company Act. For so long as Contributor owns 5% or more of the outstanding common stock of EOS, EOS shall use its reasonable best efforts to avoid becoming an investment company (as defined in Section 3(a) of the Investment Company Act).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access and Information. Each of the parties will, and will cause its Subsidiaries to (i) afford to the other parties and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Representatives”) full access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records, (ii) furnish promptly to the other parties and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other parties; provided, however, that the parties shall provide information and documents only with respect to the Business. No investigation by any party hereto shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by a party pursuant to this Section 5.1 shall be kept confidential.

5.2 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions or non-actions, waivers or Consents from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.3 Publicity. The parties will consult with each other and will mutually agree upon any press releases pertaining to the Transaction and shall not issue any such press releases prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases.

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5.5 Restriction on Transfer of EOS Shares. In addition to the repurchase right provided for in Section 4.2 above, in no event shall any recipient of EOS Shares pursuant to this Agreement knowingly transfer any EOS Shares except in compliance with this Agreement and applicable law.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligation to Complete the Transaction. The respective obligations of each party to complete the Transaction are subject to the condition that there shall not be in effect any Law or Order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable efforts to have any such Order vacated.

6.2 Additional Conditions to the Obligations of Contributor. The obligations of Contributor to complete the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Nikolas Konstant (on behalf of Contributor) to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of EOS contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 6.2(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Material Adverse Effect.

(b)          Performance. Except as would not be reasonably likely to have a Material Adverse Effect, each other Contributor shall have performed and complied with or caused to be performed or complied with their covenants and agreements under this Agreement to be performed or complied with at or prior to Closing.

(c)          Material Adverse Effect. There shall not have occurred any event or condition which individually or in the aggregate has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND EXPENSES

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written consent of Contributor and EOS;

(b)          by Contributor:

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(i)          if there shall be any Order of a Court or Governmental Entity having jurisdiction over a party hereto which is final and non-appealable permanently enjoining, restraining or prohibiting the consummation of the contributions contemplated by this Agreement, unless the party relying on such Order has not complied with its obligations under Section 6.1;

(ii)         if the Closing shall not have been consummated before July 31, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of; or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

(iii)        if there has occurred a Material Adverse Effect.

7.2 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto except as provided in this Section 7.2. If this Agreement is terminated as provided herein, this Agreement shall forthwith become void and have no effect except that (i) the obligations of the parties set forth in any confidentiality agreement shall remain in effect and (ii) no party shall be relieved from any liabilities or damages arising out of a willful and material breach of any provision of this Agreement.

7.3 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

7.5 Expenses. All expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such expenses, provided that any legal, accounting, or similar fees and expenses of the parties in connection with the Transaction shall be paid by EOS.

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ARTICLE VIII

TAX MATTERS

8.1 Preparation and Filing of Tax Returns.

(a)          Each party shall prepare (or cause to be prepared) and timely file or cause to be timely filed (taking into account extensions) all of its respective Tax Returns with respect to any Pre-Closing Period that includes any of the Assets (including all Tax Returns filed on a consolidated, combined, or unitary basis). Each party shall have sole discretion as to the positions in and with respect to any Tax Return described in the preceding sentence; provided, however, that such Tax Returns shall be prepared on a basis consistent with the past practices of such party and in accordance with this Agreement, unless in the opinion of another party’s counsel, reasonably satisfactory to the filing party, any position taken on such Tax Returns would be likely to subject any of the parties to penalties. Each party shall deliver (or cause to be delivered) to the other parties draft Tax Returns for each of the Pre-Closing Periods ending on the Closing Date at least twenty business days prior to the Due Date thereof.

(b)          EOS shall prepare (or cause to be prepared) and timely file or cause to be filed (taking into account extensions) all Tax Returns of EOS (including the Assets) relating to any Post-Closing Period.

(c)          Each party shall prepare (or cause to be prepared) and timely file or cause to be timely filed (taking into account extensions) all of its respective Tax Returns with respect to any Straddle Period. Any Straddle Period Tax Return shall be prepared on a basis consistent with the last previous similar Tax Return. Each party shall provide the other parties with a draft of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by a party) at least 25 days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided at least five days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided in such shorter period of time prior to filing as the filing party shall reasonably determine to be practicable. Each filing party shall permit the other parties to review and comment on each such Tax Return and to recommend any changes, modifications, additions, or deletions to the extent they relate to a Pre-Closing Straddle Period, provided that such changes, modifications, additions, or deletions are consistent with past practice and that such reporting, in the opinion of another party’s counsel, reasonably satisfactory to the filing party, would not be likely to subject any of the parties to penalties; and provided, further, that the party’s comments are received by the filing party at least five business days prior to the Due Date of the applicable Tax Return. If any dispute has not been resolved prior to the Due Date for filing of the Tax Return, the Tax Return shall be filed as originally proposed by the filing party, reflecting any items agreed to by the parties at such time.

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8.2 Payment of Taxes.

(a)          Each party shall cause to be paid in a timely manner to the appropriate Tax Authority all Taxes due with respect to Tax Returns which it is required to cause to be filed pursuant to Section 8.1. For all Taxes in respect of Straddle Periods, each party shall contribute to the payment of such Taxes in the amount relating to the party’s Pre-Closing Straddle Period activities (as determined in accordance with Section 8.4(b)) at least five business days prior to the Due Date of the Tax Return reporting such Taxes.

(b)          EOS shall cause to be paid in a timely manner to the appropriate Tax Authority all Taxes due in respect of any Tax for which it is required to cause to be filed a Tax Return pursuant to Section 8.1(b).

8.3 Tax Indemnification.

(a)          Indemnification by Contributor. Contributor shall indemnify the others in respect of, and hold the others harmless on an after-Tax basis, against (x) Taxes resulting from, relating to, or constituting a breach of any representation contained in Section 2 hereof, (y) the failure to perform any covenant or agreement set forth in this Article VIII, and (z), without duplication, the following Taxes with respect to such Contributor:

(i)          Any and all Taxes due and payable by any of such Contributor for any Pre-Closing Period or any Pre-Closing Straddle Period; and

(ii)         Any liability of any of such Contributor for Taxes of other entities whether pursuant to Treasury Regulation Section 1.15026 (or comparable or similar provisions under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation for any Pre-Closing Period or any Pre-Closing Straddle Period.

The amounts specified in paragraphs (i) and (ii) shall be reduced (but not below zero) by the amount of any estimated Tax payments made on or before the Closing Date.

(b)          Transfer Taxes. Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on a Contributor, or any of their respective Affiliates, resulting from this Agreement or the transactions contemplated hereby shall be shared equally by Contributor.

8.4 Allocation of Certain Taxes.

(a)          Contributor agree that if any of the parties is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Contributor shall treat such day as the last day of a taxable period.

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(b)          Any Taxes for a Straddle Period with respect to the parties shall be apportioned for purposes of Article VIII between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real property Taxes) shall be allocated on a daily basis.

8.5 Cooperation on Tax Matters.

(a)          Contributor and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include furnishing the relevant portions of prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Assets or EOS, and providing copies of the relevant portions of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess. Each party shall make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b)          For a period of six (6) years after the Closing Date or such longer period as may be required by law, the parties (or their Affiliates) shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, any of the parties for all taxable periods ending (or deemed, pursuant to Section 8.4, to end) on or prior to the Closing Date. Thereafter, the parties shall not destroy or dispose of any such Tax Returns, books or records unless it first offers them to the other parties in writing and the other parties fail to accept such offer within sixty (60) days of its being made.

8.6 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving any of the parties or EOS shall be terminated prior to the Closing Date and, after the Closing Date, the parties and EOS shall not be bound thereby or have any liability thereunder.

8.7 Certain Tax Elections. To the maximum extent permitted by applicable law, neither EOS nor any of its Affiliates will carry back to any taxable period of any party or any of its Subsidiaries or Affiliates any loss, credit or deduction incurred or generated in, or attributable to any period commencing after the Closing Date that would affect any Tax Return or Tax of the party or any of its Subsidiaries or Affiliates, and EOS shall agree to make or exercise, or cause to be made or exercised, any and all necessary or permitted elections (including elections pursuant to Section 172(b)(3)(C) of the Code) available under applicable law to avoid any such carry-back.

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8.8 Tax Claims.

(a)          Except as provided in Section 8.8(b), each party shall have exclusive control over Tax Claims for which it is liable pursuant to Section 8.1.

(b)          Contributor shall jointly have control (at each party’s own expense) over Tax Claims that relate to any Straddle Period. No party may settle, concede or make any concession without the other party’s written consent.

(c)          EOS shall have exclusive control over all EOS Tax Claims.

(d)          The party controlling a Tax Claim pursuant to this Section 8.8 shall have the sole right to contest, litigate and Dispose of such Tax Claim and to employ counsel of its choice at its sole expense.

(e)          Each party, as the case may be, shall promptly notify the other parties in writing of any Tax Claim that may reasonably be likely to result in liability of the other party under this Agreement; provided, however, that the failure to provide such notice shall not diminish the indemnifying party’s obligation hereunder except to the extent such failure actually prejudices the indemnifying party’s position as a result thereof. With respect to any such Tax Claim, the party not controlling such Tax Claim shall (i) not make any submission to any Tax Authority without offering the other party the opportunity to review such submission, (ii) not take any action or make (or purport to make) any representations in connection with such Tax Claim with respect to issues affecting the other party’s indemnity hereunder, (iii) keep the other party informed as to any information that it receives regarding the progress of such Tax Claim, (iv) provide the other party with any information that it receives regarding the nature and amounts of any proposed Disposition of the Tax Claim, (v) permit the other party to participate in all conferences, meetings or proceedings with any Tax Authority in which the indemnified Tax Claim is or may be a subject, solely to the extent such conference, meeting, or proceedings relate to the Tax Claim, and (vi) notify the other party of all court appearances in which the indemnified Tax Claim is or may be a subject. With respect to any Tax Claim relating to a Pre-Closing Period for which a party is liable pursuant to this Agreement, the filing party shall cause to be filed submissions at the liable party’s direction or cause to be appointed the liable or its authorized representatives as additional authorized representatives entitled to communicate fully with the Internal Revenue Service solely with respect to such Tax Claim.

8.9 Refunds. Each party shall be entitled to any refund of Taxes of any of the parties or in respect of the Assets attributable to any Pre-Closing Period and any Pre-Closing Straddle Period. If any party or any of its Affiliates receives any refund of Tax to which another party is entitled pursuant to this Section 8.9, the receiving party shall promptly notify the entitled party and shall pay the amount of any such refund promptly after the receipt of such refund.

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8.10 Treatment of the Contributions. Each of the parties hereto shall treat the contributions referenced in Section 1.1 as a transaction described in Section 531 of the Code for all tax purposes, and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Governmental Entity, Taxing Authority or otherwise. The parties will promptly notify each other of any audits, examinations, actions, or proceedings by any Taxing Authority regarding the transactions contemplated or referred to herein.

8.11 Allocation of Considerations. The parties will allocate the consideration referenced in Article I in accordance with the fair market value of the assets, as determined mutually by Contributor and EOS.

8.12 Tax Disputes. If the parties disagree as to the calculation of a Tax or the amount of any payment to be made under this Agreement or disagree as to the application or interpretation of any provision under this Article VIII, the parties shall cooperate in good faith to resolve any such dispute, and any agreed upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within fifteen business days thereafter, such dispute shall be resolved by an internationally recognized accounting firm acceptable to each of Contributor. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by Contributor in accordance with the final allocation of the Tax liability in dispute. Following the decision of such accounting firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including the filing of amended Tax Returns and the prompt payment of underpayments or overpayment, with interest calculated on such underpayments or overpayment at the prime rate from the date such payment was due.

8.13 Adjustment to Consideration. Any payments made pursuant to this Article VIII shall be treated as an adjustment to the consideration payable under this Agreement for all Tax purposes.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

9.1 Certain Definitions. For purposes of this Agreement, except as otherwise provided or unless the context clearly requires otherwise:

“Acquisition Shares” shall mean the EOS Shares received by Contributor or its designees pursuant to the Transaction.

“Business” shall mean the business of being a healthcare consulting and investment firm that focuses on consulting to and leading growth equity investments in healthcare technology-enabled services, medical devices and specialty pharmaceutical companies, as conducted by any party prior to the date hereof, as contemplated to be operated by EOS following the Closing, and future business operations contemplated with respect to such business.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Consent” shall mean any consent, registration, approval, authorization, waiver or similar affirmation by or of; or filing with or notification to, a Person pursuant to any Contract, Law, Order or Permit (as such terms are defined below).

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, license or other obligation of any kind or character, that is binding on any Person or its capital stock, properties or business.

“Dispose” (and with correlative meaning, “Disposition”) shall mean pay, discharge, settle or otherwise dispose.

“Due Date” shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Knowledge” an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. An entity (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as an executive officer of such entity has Knowledge of such fact or other matter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Lien” shall mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of whatever nature; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of; worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialman, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other administrative or other proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

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“Material Adverse Effect” shall mean a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of any of a Contributor and its Subsidiaries taken as a whole, the portion of the Business being contributed by Contributor pursuant to this Agreement taken as a whole, or EOS, other than any such effect arising out of; attributable to or resulting from (i) any change in conditions in U.S., European or Asian economies (including in currency exchange rates), (ii) any change in conditions affecting the industries in which Contributor and its Subsidiaries operate, and (iii) the effect of the public announcement of the pendency of the Transaction.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other Governmental Entity.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation or other equivalent organizational documents; (b)the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to any of the foregoing.

“Permit” shall mean any federal, state, local or foreign governmental approval, authorization, certificate, license, permit or exemption to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, properties or business.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date. “Post-Closing Straddle Period” shall mean with respect to a Straddle Period, that portion of such Straddle Period that begins on the day immediately following the Closing Date.

“Pre-Closing Period” shall mean any taxable period that ends on or prior to the Closing Date.

“Pre-Closing Straddle Period” shall mean with respect to a Straddle Period, that portion of such Straddle Period ending on and including the Closing Date.

“Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.

“Subsidiary” with respect to any party shall mean any corporation, limited liability company, partnership, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

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“Tax Authority” shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of Taxes.

“Tax Claim” shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

“Tax Returns” will mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a Governmental Entity, or where none is required to be filed with a Governmental Entity, the statement or other document issued by a Governmental Entity in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” will mean any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

“Transaction” shall mean the transactions described in Section 1.1.

“EOS Shares” shall mean shares of common stock in EOS issued to Contributor.

9.2 Interpretation.

(a)          When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)          The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(e)          A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)          A reference to any legislation or to any provision of any legislation shall include any amendment, modification or reenactment thereof; any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations. The representations and warranties in this Agreement shall survive the Effective Time for a period of 24 months. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms shall survive the Effective Time.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, to the party at such addresses as shall be provided by the party to EOS for such purpose (or such other addresses for a party as shall later be specified by like notice), or if no such address is specified, at EOS’s principal executive offices.

10.3 Entire Agreement; No Assignment; Governing Law. This Agreement (a) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (b) shall not be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties, and (c) shall be governed by and be construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

10.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.5 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

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10.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Severability. In case any term, provision, covenant or restriction contained in this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions contained herein, and of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

END OF AGREEMENT EXCEPT FOR SIGNATURE PAGE

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IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first above written.

PLETHORA PARTNERS LLC

/s/ Nikolas Konstant

EOS PETRO, INC.

By	/s/ Nikolas Konstant
Name:
Title:

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